Exhibit 99.1

STONE ENERGY CORPORATION

Announces Early Success in New Basin

LAFAYETTE, LA. June 16, 2005

Stone Energy Corporation (NYSE: SGY) today announced success on its initial well drilled in the Williston Basin. The Bonnie 1-5H Well, Stone’s first dual horizontal Bakken well, has been drilled and placed on production. The Bakken pay at 10,370 feet was encountered in two open hole laterals. Each horizontal lateral in the wellbore was successfully drilled to a total measured depth of 15,000 feet with average gross production flowing at approximately 890 barrels of oil equivalent per day. Stone has a 50% working interest and 41.7% net revenue interest in this well.

“This success confirms our investment in the Williston Basin and our efforts toward diversification of our asset base” stated David H. Welch, president and chief executive officer.

Stone’s second well, the Charles Nevin 1–12H, is currently drilling at 10,355 feet with the first of two Bakken laterals to be commenced in June. Stone expects to drill approximately 22 gross wells in the Williston Basin during 2005 with the utilization of two additional rigs by August 2005 as it continues to explore its Williston Basin acreage position that currently totals approximately 155,000 net acres.

Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and Williston Basin. For additional information, please contact James H. Prince, Executive Vice President and Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

Certain statements in this press release are forward-looking and are based upon Stone Energy's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy's actual results and plans could differ materially from those expressed in the forward-looking statements.